UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 1, 2012

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)          (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective as of July 1, 2012, Select Comfort Corporation (the “Company”), amended and restated the Select Comfort Executive Investment Plan (the “Plan”).  The Plan as amended and restated allows director level and above employees to defer up to 50% of base salary and up to 75% of bonus compensation on a pre-tax basis to a savings account.  In addition to contributions made by eligible employees, the Company may elect to make discretionary employer contributions under the Plan to a retirement account for any eligible employee.  The Company has not previously elected to make any discretionary contributions to the Plan for any eligible employee.

A participant’s savings or retirement account balance under the Plan is credited with earnings credits which are based on deemed investment in a variety of funds made available by the Plan administrator and which are currently similar to the investment fund options available under the Company’s 401(k) plan.  The participant selects the funds into which the account balance is deemed to be invested and those allocations may be changed by the participant at any time.

Savings and retirement account balances under the Plan are paid out no earlier than the beginning of the year following the year of the participant’s retirement or termination of employment.  Prior to termination of employment, a participant may be allowed to access funds in his or her account in the event of certain unforeseeable hardships. Distributions to the participant may be made in a lump sum payment or in annual installment payments.  The participant’s account balance upon his or her date of death is paid in a lump sum to the participant’s beneficiary or beneficiaries under the Plan.

The foregoing description of the Plan as amended and restated is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Select Comfort Executive Investment Plan (July 1, 2012 Restatement)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: July 2, 2012	By: /s/ Mark A. Kimball
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.                            Description
10.1	Select Comfort Executive Investment Plan (July 1, 2012 Restatement)

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